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                     January 10, 2024

       Yuanjun Ye
       Chief Financial Officer
       LightInTheBox Holding Co., Ltd.
       51 Tai Seng Avenue
       #05-02B/C, Pixel Red
       Singapore 533941

                                                        Re: LightInTheBox
Holding Co., Ltd.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-35942

       Dear Yuanjun Ye:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              Yu Wang